Exhibit 99.1

5151 San Felipe Street, Suite 2500 Houston, Texas 77056 NYSE: CPGX

NEWS RELEASE	June 30, 2016

CPG Announces Closing Conditions Satisfied for Acquisition by TransCanada

Houston, TX, June 30, 2016 – Columbia Pipeline Group, Inc. (NYSE: CPGX) (“CPG”) today announced that, on the morning of June 30, 2016, TransCanada Corporation (TSX: TRP) (NYSE: TRP) (“TransCanada”) and CPG held a closing with respect to the acquisition of CPG by TransCanada, at which time the parties confirmed that all conditions to the closing of the merger were satisfied. After the closing, the parties filed a certificate of merger with the Secretary of State of the State of Delaware, which provides that the merger will become effective at 12:01 a.m., Eastern Daylight Time, on July 1, 2016. At the effective time of the merger, shares of CPG common stock will be cancelled and converted into the right to receive $25.50 per share in cash, without interest, subject to the terms and conditions set forth in the merger agreement entered into by CPG and TransCanada on March 17, 2016.

Shares of CPG common stock will continue to trade on the NYSE on June 30, 2016 and will be suspended from trading on the NYSE effective as of the opening of trading on July 1, 2016. On July 1, 2016, CPG will direct the NYSE to file a Form 25 on CPG’s behalf with the Securities and Exchange Commission to commence the process of delisting the shares of CPG common stock from the NYSE and deregistering such shares under the Securities Exchange Act of 1934.

The per share merger consideration of $25.50 in cash implies an aggregate purchase price for CPG of approximately $13 billion, including the assumption of approximately $2.8 billion of debt. Upon completion of the acquisition, CPG will be an indirect wholly owned subsidiary of TransCanada.

About Columbia Pipeline Group, Inc.

Columbia Pipeline Group, Inc. operates approximately 15,000 miles of strategically located interstate pipeline, gathering and processing assets extending from New York to the Gulf of Mexico, including an extensive footprint in the Marcellus and Utica shale production areas. CPG also operates one of the nation’s largest underground natural gas storage systems. CPG is listed on the NYSE under the ticker symbol CPGX.

Forward-Looking Statements

Certain statements in this release may constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995 concerning CPG and the proposed merger with TransCanada. Forward-looking statements are statements other than historical facts and that frequently use words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “position,” “should,” “strategy,” “target,” “will” and similar words. All such forward-looking statements speak only as of the date of this release. Although CPG believes that the plans, intentions and expectations reflected in or suggested by the forward-looking statements are reasonable, there is no assurance that these plans, intentions or expectations will be achieved and such statements are subject to various risks and uncertainties. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecasted in such statements and readers are cautioned not to place undue reliance on such statements. CPG’s business may be influenced by many factors that are difficult to predict, involve uncertainties that may materially affect actual results and are often beyond CPG’s control. These factors include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to termination of the merger agreement with TransCanada; risks related to disruption of management’s attention from CPG’s ongoing business operations due to the pending merger; the impact of the announcement of the proposed merger on relationships with third parties, including commercial counterparties, employees and competitors, and risks associated with the loss and ongoing replacement of key personnel; risks relating to unanticipated costs of integration in connection with the proposed merger, including operating costs, customer loss or business disruption being greater than expected; changes in general economic conditions; competitive conditions in our industry; actions taken by third-party operators, processors and transporters; the demand for natural gas storage and transportation services; our ability to successfully implement our business plan; our ability to complete internal growth projects on time and on budget; the price and availability of debt and equity financing; the availability and price of natural gas to the consumer compared with the price of alternative and competing fuels; competition from the same and alternative energy sources; energy efficiency and technology trends; operating hazards and other risks incidental to transporting, storing and gathering natural gas; natural disasters, weather-related delays, casualty losses, acts of war and terrorism and other matters beyond our control; interest rates; labor relations; large customer defaults; changes in the availability and cost of capital; changes in tax status; the effects of existing and future laws and governmental regulations; and the effects of future litigation, including litigation relating to the proposed merger with TransCanada. We caution that the foregoing list of factors is not exhaustive. Additional information about these and other factors can be found in CPG’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended December 31, 2015, as amended, and CPG’s other filings with the SEC, which are available at http://www.sec.gov. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. CPG expressly disclaims any obligation to update, amend or clarify any forward-looking statement to reflect events, new information or circumstances occurring after the date of this release except as required by applicable law.

FOR ADDITIONAL INFORMATION:

Bruce Connery	James Yardley

Vice President, Investor Relations	Director, Corporate Communications

(713) 386-3603	(713) 386-3366

blconnery@cpg.com	jyardley@cpg.com